Exhibit 99.B(h)(1)(ii)

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT, effective as of July 23, 2002, by and among M FUND INC., a Maryland corporation (the “Fund”) and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (“Investors Bank”).

WHEREAS the Fund and Investors Bank entered into a Transfer Agency and Service Agreement dated December 4, 1995 (the “TA Agreement”); as amended from time to time, and

WHEREAS, the Fund and Investors Bank desire to amend the TA Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.            Amendment

Section 16 of the TA Agreement is hereby amended by deleting paragraph 16.01 in its entirety and by inserting in lieu thereof, the following:

“16.01. This Agreement shall remain in effect until August 1, 2005 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive three-year terms (each a “Renewal Term”) unless notice of non-renewal is delivered by the non-renewing party to the other party no later than one-hundred-twenty (120) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

If a majority of the Board of Trustees reasonably determines that the performance of the Bank under this Agreement does not meet industry standards, written notice (the “Notice”) of such determination setting forth the reasons for such determination shall be provided to the Bank. In the event the Bank shall not, within ninety (90) days thereafter, cure identified deficiencies to the reasonable satisfaction of the Board of Trustees, the Fund, with the authorization of the Board, may terminate this Agreement.

Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party violates any material provision of this Agreement provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within 90 days of receipt of such notice.”

2.            Miscellaneous.

(a)             Except as amended hereby, the TA Agreement shall remain in full force and effect.

(b)            This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

INVESTORS BANK & TRUST COMPANY		M FUND, INC.

By:	/s/Robert D. Mancuso	By:	/s/ Daniel F. Byrne

Name:	Robert D. Mancuso	Name:	Daniel F. Byrne

Title:	Senior Vice President	Title:	President

Addendum

Pursuant to the Transfer Agency and Service Agreement dated December 4, 1995 between M Fund, Inc. and Investors Bank & Trust Company (the “Agreement”), the parties hereto agree that the following list of funds shall be the Funds (as that term is used and defined in the Agreement) as of February 1, 2002:

Brandes International Equity Fund

Turner Core Growth Fund

Frontier Capital Appreciation Fund

Clifton Enhanced U.S. Equity Fund

Business Opportunity Value Fund

Agreed:

M FUND INC.

By:	/s/ Daniel F. Byrne
Name: Daniel F. Byrne
Title: President

INVESTORS BANK & TRUST COMPANY

By:	/s/ Andrew M. Nesvet

	Name:	Andrew M. Nesvet
	Title:	Managing Director